                             DATED  20 March 1998



                             ICO TECHNOLOGY, INC.

                                   Purchaser



                 JOHN ROBERT COURTENAY, DARIO EDUARDO MASUTTI
                                 TOGETHER WITH
             ROBERT NAREV AND JOHN ROBERT COURTENAY (AS TRUSTEES)

                                    Vendor



                                   ICO, INC.

                                   Guarantor





                        AGREEMENT FOR SALE AND PURCHASE
                          OF ALL THE SHARE CAPITAL OF
                         J.R. COURTENAY (N.Z.) LIMITED





                       [LOGO OF BELL/GULLY APPEARS HERE]

                                   CONTENTS


Clause   Heading                                           Page No.

1.       INTERPRETATION                                        1
2.       SALE OF THE SHARES AND ASSIGNMENT                     7
3.       CALCULATION OF THE CONSIDERATION                      7
4.       SETTLEMENT AND PAYMENT OF THE CONSIDERATION           8
5.       CONDITIONS TO SETTLEMENT                             12
6.       WARRANTIES                                           13
7.       TAX INDEMNITY                                        16
8.       ACCESS PENDING SETTLEMENT                            19
9.       OPERATION OF THE BUSINESS                            19
10.      RESTRICTIONS                                         22
11.      RECOVERY OF DEBTS AND INDEMNITY                      23
12.      GUARANTEE                                            24
13.      CONFIDENTIALITY AND CONFLICT OF INTEREST             24
14.      EXPENSES                                             25
15.      DELAY                                                25
16.      FURTHER ASSURANCES                                   26
17.      ANNOUNCEMENTS AND CIRCULARS                          26
18.      ENTIRE AGREEMENT                                     26
19.      AMENDMENTS                                           26
20.      NOTICES                                              26
21.      ASSIGNMENT                                           27
22.      TRUSTEES LIABILITY                                   27
23.      COUNTERPARTS                                         27
24.      GOVERNING LAW                                        28


SCHEDULE 1 - VENDORS                                          32
SCHEDULE 2 - SUBSIDIARIES                                     33
SCHEDULE 3 - WARRANTIES                                       34
SCHEDULE 4 - PROPERTIES                                       50
SCHEDULE 5 - TRADE MARKS/PATENTS/REGISTERED DESIGNS           51
SCHEDULE 6 - DEBTORS:  SCHEMES OF REPAYMENTS                  52
SCHEDULE 7 - MAJOR CUSTOMERS                                  53

DATED      20 MARCH 1998


PARTIES

1.  ICO TECHNOLOGY, INC. ("Purchaser").

2. JOHN ROBERT COURTENAY, DARIO EDUARDO MASUTTI together with ROBERT NAREV AND JOHN ROBERT COURTENAY (as Trustees)("Vendor").

3.  ICO, INC. ("Guarantor").



INTRODUCTION

1. J.R. Courtenay (N.Z.) Limited is a company incorporated under the Companies Act 1993 and has an issued share capital of $1,000,000 divided into 1,000,000 ordinary shares all of which are issued and which are fully paid.

2. The Vendor is the registered and beneficial owner of all of the shares in the capital of the Company in the proportions set out opposite its name in column 2 of Schedule 1.

3. The Company is the legal and beneficial owner of all of the issued shares in the capital of the companies listed in Schedule 2.

4. The Vendor is willing to sell and the Purchaser to purchase the Shares and the Vendors are willing to assign and the Purchaser is willing to take on assignment the credit balances in the Vendors' Current Accounts at Settlement, in each case, in accordance with the following provisions.

5. In consideration of the Vendor agreeing to sell the Shares and assign the Vendors' Current Accounts, the Guarantor, the parent company of the Purchaser, has agreed to guarantee the obligations of the Purchaser.



AGREEMENT

1.  INTERPRETATION

1.1  Definitions:

     In this Agreement unless the context otherwise requires:

     "Account Date" means 31 March 1997;

     "Accounts" means collectively and individually:

     (a) the unaudited consolidated balance sheet of the Group as at the Account Date;

(b) the unaudited balance sheet of the Company and each of the Subsidiaries as at the Account Date;

(c) the unaudited consolidated profit and loss account of the Group for the financial period ended on the Account Date;

(d) the unaudited profit and loss account of the Company and each of the Subsidiaries for the financial period ended on the Account Date;

(e)  the notes, directors' reports and other annexed documents,

"Act" means the Companies Act 1993;

"Auditor" means Price Waterhouse;

"Agreement" means this Agreement, together with the Schedules;

"Annual Accounts" means collectively and individually:

(a)  the audited consolidated balance sheet of the Group as at the Year End;

(b) the audited balance sheet of the Company and each of the Subsidiaries as at the Year End;

(c) the audited consolidated profit and loss account of the Group for the financial period ended on the Year End;

(d) the audited profit and loss account of the Company and each of the Subsidiaries for the financial period ended on the Year End;

(e)  the notes, directors' reports and other annexed documents,

"Book Debts" means all book and other debts, accounts and bills receivable, accrued or accruing due to the Group as at the Settlement Date;

"Borealis Claim" means the claim against Borealis by the Company in respect of a defective product supplied by Borealis;

"Business Day" means a day on which registered banks are open for general banking business in Auckland and Melbourne;

"Combined Net Assets and Current Accounts" means the Consolidated Net Assets of the Group together with the Vendors' Current Accounts at the Settlement Date;

"Company" means J.R. Courtenay (N.Z.) Limited;

"Confidential Information" means all information regarding the prior, current or future business interests, know-how, methodology or affairs of the Group:

(a) which the Vendors have been or may be given in relation to or during the course of their employment or engagement with the Company; or

(b) which has come or may come to the Vendors' knowledge in relation to or during the course of their employment or engagement with the Company and which the Vendors have been or are told is, or which from its nature and content, is or would reasonably be expected to be, confidential, whether such information:

     (i) is oral, written or recorded or stored by electronic magnetic, electromagnetic or other process or otherwise in a machine readable form; or

     (ii) originates from or has been obtained by or come into the possession, custody, control or knowledge of the Company,

including, without limitation, and as applicable, all:

     (iii) business plans;

     (iv) planning and marketing strategies, procedures, techniques and information;

     (v)  customer lists, supplier lists and price lists;

     (vii) formulas, manufacturing processes, know-how, trade secrets, research, development and survey information; and

     (viii)  training and product policy manuals,

"Competitor" means any person which in the reasonable opinion of the Company is or is likely to be engaged directly or indirectly in the production or distribution of goods the same as or similar to or which compete with goods produced by the Group;

"Consideration" means twenty five million New Zealand dollars (NZ$25,000,000) together with any additional amount paid pursuant to clause 3.4(a);

"Consolidated Net Assets" means the difference between total assets and total liabilities in the statement of financial position of the Group determined in accordance with NZ GAAP;

"Courtenay Polymers" means Courtenay Polymers Pty Limited;

"Debtors: Schemes of Repayment" means the schemes of repayment entered into by the Company or Courtenay Polymers with some debtors, details of which are set down in Schedule 6;

"Directors' and Employees' Agreements" means the written agreement between the Company and Dario Masutti in the form agreed to between the Vendor and Purchaser prior to execution of this Agreement together with any amendments required by the director or employee and agreed to by the Purchaser and any written agreements between the Company and each of Mr Denis Lane and Dr Stephen Tredwell and between Courtenay Polymers and each of Messrs Garry Oxer, Greg Cave, Leonilo Deang and Nick Molden if these agreements have been executed by Settlement;

"Disclosure Letter" means the letter qualifying certain Warranties written by the Vendor to the Purchaser, which will be delivered as a separate document, in signed form by the Vendor to the Purchaser prior to the expiry of the date for satisfying the condition set down in clause 5(b);

"Excluded Inventories" means those inventories and stores:

(a)  not being of normal merchantable quality; or

(b)  not saleable in the normal course of business; or

(c) obsolete, slow moving (older than one year), deteriorated, damaged or defective so that their use in the ordinary course of business is adversely affected other than those that can be used by the Company if recovered; or

(d) in the case of packaging materials unusable in the ordinary course of business;

"Expert" means a person experienced in relation to the relevant issue that is nominated by the Purchaser and agreed with the Vendor and, failing such agreement, then such person that may be appointed by the president or vice president for the time being of the Institute of Chartered Accountants of New Zealand;

"Frankston Adjustment" means an amount equal to the sale proceeds received by Courtenay Polymers if the Frankston Apartment is sold to John Robert Courtenay prior to the Settlement Date;

"Frankston Apartment" means the apartment owned by Courtenay Polymers located at 1/39 Williams Street, Melbourne, Australia;

"Group" means the Company and the Subsidiaries including Nandella and, where the context requires, any one or more of those companies;

"Information Memorandum" means the documented information relating to the Group, its business assets and liabilities, supplied by or on behalf of the Vendor to the Purchaser, a copy of which is initialled by the parties for the purposes of identification;

"Management Accounts" means collectively and individually:

(a)  the unaudited consolidated balance sheet of the Group as at 28 February
     1998;

(b) the unaudited balance sheet of the Company and each of the Subsidiaries as at 28 February 1998;

(c) the unaudited consolidated profit and loss account of the Group for the 11 month period ended on 28 February 1998;

(d) the unaudited profit and loss account of the Company and each of the Subsidiaries for the 11 month period ended on 28 February 1998;

"Major Customers" means those customers of the Company or Courtenay Polymers set down in Schedule 7;

"Mr W" means the person identified in writing as such by the Vendor and Purchaser prior to execution of the Agreement;

"Mr X" means the person identified in writing as such by the Vendor and Purchaser prior to execution of the Agreement;

"Nandella" means Nandella Holdings Limited;

"New Group" means, following Settlement, the group of companies comprising the Group, the Purchaser and those companies which are related companies of the Purchaser and where the context requires any one or more of those companies;

"Polymers Coating Debt" means the amount owed by Polymers Coating Corporation of the Philippines to the Company at the Settlement Date estimated to be approximately US$441,000;

"Properties" means the leasehold properties, particulars of which are set out in
Schedule 4, leased by the Company or any of the Subsidiaries;

"Retention" means NZ$750,000.00;

"Schedules" means the schedules numbered 1 to 7 which are referred to in the index to and incorporated in this Agreement;

"Settlement" means the performance by the parties of their obligations under clause 4;

"Settlement Date" means 31 March 1998 or such other date as may be agreed to between the Vendor and the Purchaser;

"Shares" means the 1,000,000 issued shares in the capital of the Company referred to in Recital 1;

"Special Employees" means Mr X and Mr W;

"Statutory Licences" means the licences, permits, consents and agreements required by each company in the Group;

"Subsidiaries" means those companies which are controlled by the Company and which are listed in Schedule 2;

"Tax Act" means the Income Tax Act 1994 (New Zealand) and the Income Tax Assessment Act 1936 and the Income Tax Assessment Act 1997 (Australia);

"Tax Indemnity" means the indemnity against liability for taxation and taxation claims contained in clause 7.1;

"Vendors' Current Accounts" means the amount owed by the Company to the Vendors other than amounts owed by way of salary, directors' fees or as reimbursement of expenses as set down in the Vendors' current account with the Company;

"Vendors' Solicitors" means Glaistor Ennor of Auckland;

"Warranty" means a warranty contained in Schedule 3;

"Warranty Claim" means any claim for compensation, reimbursement or damages made by the Purchaser on the Vendor arising out of a breach or non-fulfilment of a Warranty or any act or omission which has resulted in any breach or non-fulfilment of a Warranty; and

"Year End" means 31 March 1998.

1.2 Construction of certain references: In this Agreement, unless the context otherwise requires, any reference to:

"encumbrance" includes a debenture, mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, title retention, equity, deferred purchase option, right of pre-emption and any other security interest or third party right whether legal or equitable, (and references to "encumber" are to be construed accordingly);

"taxation" includes:

(a) all forms of taxation, duties, dues, imposts, levies and rates of New Zealand or Australia or elsewhere and, in particular (but without limitation), income tax, fringe benefit tax, stamp duty, estate duty, goods and services tax, gift duty, dividend withholding payments, customs or excise duties, regional or local taxes, municipal taxes, withholding taxes; and

(b) all costs, charges, interest, penalties, fines and expenses, incidental and relating to or arising in connection with any such taxes, duties, dues, imposts, levies and rates or the negotiation or other resolution of any settlement of any dispute as to the liability of any person for them, or any actual or threatened taxation claim or proceedings of whatsoever nature and wheresoever undertaken in connection with them;

"taxation claim" includes any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of any governmental, statutory or regulatory authority or body or other person, whether in New Zealand or Australia or elsewhere, and in particular (but without limitation), the Inland Revenue Department and the Customs Department in New Zealand (or any overseas body with similar functions or powers), whereby the Group or the Purchaser may be, or be sought to be, placed under any or any increased liability to taxation or may be deprived or sought to be deprived of any relief (including without limitation any loss, allowance, credit, deduction, set-off or refund) which might otherwise have been available.

1.3 Parties: A reference to any party to this Agreement includes, as far as is consistent with the provisions of this Agreement, that party's successors in title and assigns.

1.4 Statutes: Reference to a statute or statutory provision, or order or regulation made under it, includes that statute, provision, order or regulation, as amended, modified re-enacted or replaced from time to time (whether before or after the date of this Agreement) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by that statute, provision, order or regulation and in relation to the Tax Act includes any equivalent provision in the legislation of any jurisdiction other than New Zealand.

1.5  General references:  References to:

     (a)  one gender include each other gender.

     (b)  the singular include the plural and vice versa.

     (c) an agreement includes that agreement as modified, supplemented, novated or substituted from time to time.

1.6 Vendors: When there is more than one Vendor, reference to either Vendor or Vendors shall be deemed to include all of the Vendors both jointly and severally, provided that the liability of Dario Eduardo Masutti shall not exceed 5% of any liability arising under this Agreement except where the liability has arisen out of Dario Eduardo Masutti's act or omission under clause 10 in which case he shall remain fully liable.

1.7 Headings: Headings and the index are to be ignored in construing this Agreement.

1.8 Contracts (Privity) Act: When the Vendor gives any covenant, warranty or undertaking that is for the benefit of any company in the New Group then pursuant to the Contracts (Privity) Act 1982 any company in the New Group may enforce the covenant, warranty or undertaking given by the Vendor.

2.  SALE OF THE SHARES AND ASSIGNMENT

2.1 Agreement to sell: The Vendor will sell as beneficial owner and the Purchaser will purchase the Shares with effect from the beginning of business on the Settlement Date.

2.2 Agreement to assign: The Vendor will assign as legal and beneficial owner and the Purchaser will take on assignment the Vendors' Current Accounts as at Settlement.

2.3 Condition of the Shares: The Shares will on transfer to the Purchaser be free from encumbrances and have the benefit of all rights attached to them under their terms of issue or subsequently granted and the right to receive all dividends declared or paid on the Shares after the Settlement Date.

2.4 Condition of Vendors' Current Accounts: The Vendors' Current Accounts will on assignment to the Purchaser be free from encumbrances and the amount will be payable by the Company to the Vendor upon demand.

3.  CALCULATION OF THE CONSIDERATION

3.1 Consideration: The purchase price is twenty five million New Zealand dollars (NZ$25,000,000), and will be apportioned as follows:

(a) an amount equal to each Vendor's Current Account will be paid to that Vendor; and

(b) the balance shall be allocated to each Vendor in accordance with the allocation set opposite the relevant name in Schedule 1 and will be payable pursuant to clause 4.5.

3.2 Drawdown: The Consideration has been agreed on the condition that on Settlement the Combined Net Assets and the Current Accounts shall equal NZ$12.5 million less the Frankston Adjustment. The Vendor has advised the Purchaser that the Combined Net Assets and Current Accounts cannot be determined at the Settlement Date until the Annual Accounts have been prepared. The Purchaser has agreed that the Vendor may reduce the amount of their Current Accounts prior to the Settlement Date so that the amount of the Combined Net Assets and the Current Accounts shall on Settlement be approximately NZ$12.5 million less the Frankston Adjustment. If after the Annual Accounts have been finalised the Combined Net Assets and the Current Accounts are not equal to an amount of NZ$12.5 million less the Frankston Adjustment then the difference shall be reflected in a payment to be made between the parties pursuant to clause 3.4.

3.3 Dividend: The Vendor shall declare a fully imputed dividend so that the balance in the imputation credit account will be reduced to nil, so long as:

(a)  a positive amount is retained in the retained earnings of the Company;

(b)  no amount is distributed from the 1998 profits of the Group; and

(c)  the dividend is declared prior to the Agreement becoming unconditional.

3.4 Adjustment: After the Annual Accounts have been finalised an additional payment may be made by the Purchaser to the Vendor as additional consideration or the Vendors may refund to the Purchaser part of the Consideration as set down below:

(a) if the Combined Net Assets and Current Accounts as disclosed in the Annual Accounts is greater than an amount equal to NZ$12.5 million less the Frankston Adjustment then as additional consideration, the Purchaser shall pay to the Vendor the amount by which the Combined Net Assets and Current Accounts exceeds an amount equal to the NZ$12.5 million less the Frankston Adjustment; or

(b) if the Combined Net Assets and Current Accounts as disclosed in the Annual Accounts is less than an amount equal to NZ$12.5 million less the Frankston Adjustment then the Vendor shall refund to the Purchaser part of the Consideration being the amount by which Combined Net Assets and Current Accounts is less than an amount equal to the NZ$12.5 million less the Frankston Adjustment;

(c) the amounts to be paid pursuant to this clause 3.4 shall be paid within 5 Business Days of the completion of the Annual Accounts.

3.5 Core acquisition price: The Consideration does not include any capitalised interest and the parties agree that the "lowest price" for the purposes of the definition of "core acquisition price" in section OB1 of the Tax Act is equal to the Consideration.

4.  SETTLEMENT AND PAYMENT OF THE CONSIDERATION

4.1 Time and place: Settlement will take place prior to 11am on the Settlement Date at the offices of the Vendors' Solicitors or at such other place as the Vendor and the Purchaser may agree.

4.2  Repayment of debt - release of guarantees:  At or before Settlement the
Vendor:

(a) will, whether or not such sums are due for repayment, procure the repayment of all sums (if any) owing to the Group by the Vendor or any person controlled by or related to the Vendor or any of them or any shareholder in the Company;

(b) will take all action including passing all resolutions and making all declarations to have the Company declare a dividend so that the amount standing to the credit of the Company's imputation credit account is reduced but not to a level where it has either a debit balance or will cause any refund of tax to be withheld by the Inland Revenue Department;

(c) will procure the release of the Group from every guarantee or indemnity which it or any of them has given and from any arrangement which any company in the Group has with any person controlled by or related to the Vendor or any of them or any shareholder in the Company;

(d) will procure registration of satisfaction of any encumbrances which are outstanding against the Company or any of the Subsidiaries other than the encumbrance in favour of the National Bank of New Zealand Limited; and

(e) will procure the release of the guarantee dated May 1992 from the Company in favour of National Bank of New Zealand Limited guaranteeing the obligations of J.R. Courtenay Investments Limited;

(f) will ensure that at Settlement the Vendor will not be owed any amount by the Group other than amounts owed by the Company to John Robert Courtenay and Dario Eduardo Masutti for director's fees, salary and reimbursement of disbursements, and will provide the Purchaser with documentary evidence (in a form reasonably satisfactory to the Purchaser) of that repayment and release.

4.3 Documents for delivery on Settlement: On Settlement the Vendor will deliver to the Purchaser:

(a) Share transfers: complete executed transfers of the Shares in favour of the Purchaser together with the relevant share certificates or a certificate from a director of the Company certifying that no share certificates have been issued;

(b) Share transfers - Subsidiaries: complete executed transfers of each share in the capital of the Subsidiaries which is not registered in the name of the Company or any other Subsidiary in favour of the Purchaser or its nominee, together with the relevant share certificates, and the share certificates of all of those shares in the Subsidiaries which are registered in the name of the Company or a certificate from a director of the relevant Subsidiary certifying that no share certificates have been issued;

(c) Waivers: any waivers or consents, whether under their respective constitutions or otherwise, by members of the Group or other persons, which are required to enable the Purchaser or its nominee to be registered as the holder of the Shares and any share to which clause 4.3(b) refers free and clear of all encumbrances;

(d) Resignations: the written resignations of all the directors and secretaries of the Group, other than persons nominated by the Purchaser, from their offices as director or secretary, as the case may be, with written confirmation that they have no claim whatsoever against the Company or the relevant Subsidiary, as the case may be, for compensation for loss of such office or employment, or for any claim for indemnity, expense reimbursement or otherwise, in the form prepared by the Purchaser's solicitor;

(e) Statutory books: the common seal, certificate of incorporation, minute books, statutory books and registers, share certificate books, cheque books and all copies of the Constitution and Memorandum and Articles of Association of the Group;

(f) Releases: releases of all the encumbrances over the Shares and the Vendors' Current Accounts;

(g) Pre-Settlement Conditions: evidence satisfactory to the Purchaser that the Vendor has complied with clause 4.2;

(h) Other records: all files, accounting records, documents of title and other documents relating to the business, property and affairs of the Group;

(i) Board Resolutions: a certified copy of each of the board resolutions set out in clause 4.4;

(j) Shareholder Resolutions: a certified copy of each duly passed shareholder resolution appointing such persons as the Purchaser may nominate to be directors and secretaries of the Group;

(k) Directors' and Employees' Agreements: duly executed originals of the Directors' and Employees' Agreements;

(l) Bank Cheque: A bank cheque payable to the Company for the New Zealand dollar amount equal to the Polymers Coating Debt;

(m) Deed of Assignment: A deed of assignment from the Vendors in favour of the Purchaser in a standard form approved by the Purchaser and the Vendor (approval not to be unreasonably withheld) assigning to the Purchasers the credit balance in the Vendors' Current Accounts at Settlement;

(n) Deed of Assignment: A non-recourse deed of assignment from the Company in favour of John Robert Courtenay in a standard form assigning to John Robert Courtenay the Polymers Coating Debt;

(o) Deed of Acknowledgment: A deed of acknowledgment from the Company in favour of the Vendors pursuant to which the Company acknowledges the amount the Company owes the Vendors being the credit balances in the Vendors' Current Accounts at Settlement; and

(p) Retention Acknowledgment: Written acknowledgment from the Vendors' Solicitors that they will hold the Retention in accordance with clauses 4.8 to 4.11 (inclusive).

4.4 Board resolutions: At Settlement (and prior to the taking effect of the resignations of the directors referred to in clause 4.3(d)) the Vendor will procure the passing of board resolutions of the Group:

(a) Revoking bank mandates: revoking all mandates to bankers and giving authority in favour of the directors appointed under clause 4.4(c), or such other persons as the Purchaser may nominate, to operate their respective bank accounts;

(b) Share transfers registration: sanctioning for registration the transfers of the Shares and any share to which clause 4.3(b) refers;

(c) Directors/secretaries: appointing such persons as the Purchaser may nominate to be directors and secretaries of the Group; and

(d) Vendors' Current Accounts: acknowledging the assignment to the Purchaser of the credit balance in the Vendors' Current Accounts at Settlement.

4.5  Purchaser's Obligations:  After the Vendor has complied with clauses 4.2 to
4.4 inclusive, the Purchaser will deliver to:

(a) the Vendors' Solicitors a bank cheque for NZ$25 million less the Retention; and

(b)  the Vendors' Solicitors, a bank cheque for the Retention.

4.6 Annual Accounts: The Vendor and the Purchaser will forthwith after the Year End cooperate to procure the preparation and audit by the Auditors of the Annual Accounts. The cost of auditing the Annual Accounts will be paid by the Purchaser. The Annual Accounts shall be prepared so as to:

(a) comply with the provisions of the Act and the Financial Reporting Act 1993; and

(b)  comply with generally accepted accounting practice in New Zealand;

(c) be in accordance with the accounting policies that have been consistently applied by the Group over the last three years; and

(d) give a true and fair view of the financial position of the Company and Group; and

(e)  make full provision or reserve for all liabilities;

(f) be completed and signed off by the Auditors within 60 days of the Settlement Date.

4.7 Stocktake: Immediately subsequent to the Year End the Vendor and Purchaser together shall undertake a stocktake and agree on the Excluded Inventories. Any disagreement shall be resolved by the Expert, with all costs and expenses of the Expert being borne by the Vendor.

4.8 Retention: The Retention will be held by the Vendors' Solicitors on behalf of both the Vendor and Purchaser and placed on interest bearing deposit.
Accrued interest will be for the account of whichever party becomes entitled to payment of the Retention or, if the parties have proportionate entitlement to the Retention, will be divided in the same proportions.

4.9 Initial Retention: Any amount payable by the Vendor to the Purchaser pursuant to clause 3.4(b) up to NZ$250,000 may be paid out of the Retention. If the Vendor is not required to make any payment to the Purchaser pursuant to clause 3.4(b) or if they are required to make a payment and the payment is duly made, then to the extent the amount paid is less than NZ$250,000, the Vendors' Solicitors shall repay to the Vendor an amount equal to NZ$250,000 less any amount the Vendors' Solicitors have paid to the Purchaser to discharge the Vendors' obligations under clause 3.4(b), with payment to be made upon receipt of written notice from the Vendor and Purchaser.

4.10 Repayment of Retention: During the six month period following the Settlement Date and upon receipt of written notice from the Vendor and Purchaser, the Vendors' Solicitors will pay to the Purchaser's solicitors the amount of any Warranty or other claims which the Purchaser has validly established against the Vendor. At the end of six months following the Settlement Date the Vendors' Solicitors shall pay to the Vendors the balance of any Retention less the amount of any unsettled claim referred to in clause 4.11.

4.11 Unsettled Claims: If by the end of the six month period the Purchaser has given notice to the Vendor of breach or non-fulfillment of a Warranty or any other undertaking or provision in this Agreement, then the Vendors' Solicitors shall retain the amount of the claim until the negotiations, proceedings or arbitration in respect of the dispute have been completed and then pay out to the Vendor and Purchaser the balance of the Retention plus interest in accordance with the final determination of the dispute.

4.12  Default Interest:

(a) If any party does not pay any sum payable under this Agreement as and when due and in the manner provided it will on demand by the payee from time to time pay interest on that unpaid sum ("Default Interest");

(b) Default Interest will accrue on any unpaid sum from day to day from the due date up to the date of actual payment, before and after judgment, at a rate of 12% per annum compounded daily.

4.13 Other remedies not excluded: The demand for or payment of Default Interest will not in any way be deemed to be in substitution for, or to the exclusion of, any rights or remedies otherwise available to the Purchaser for breach by the Vendor of any of the Warranties, or the Tax Indemnity or of its obligations under this Agreement.

4.14 Exercise of rights and waivers: Time is of the essence in this Agreement but no failure to exercise, and no delay in exercising, a right by a party will operate as a waiver of that right, nor will a single or partial exercise of a right preclude another or further exercise of that right or the exercise of another right. No waiver by any party of its rights under this Agreement will be effective unless it is in writing signed by such party.

4.15 Receipt of Consideration: The receipt of the Consideration by the Vendors' Solicitors will constitute good and sufficient discharge for all moneys due and payable and all documents (if any) to be delivered by the Purchaser under this Agreement.

5.  CONDITIONS TO SETTLEMENT

5.1 Conditions precedent: Settlement including the Purchaser's obligations to close the transactions contemplated by this Agreement is subject to fulfillment of the following conditions precedent:

(a) Customer Satisfaction: The Purchaser in conjunction with John Robert Courtenay or such other person agreed by the parties meeting with the Major Customers and the Purchaser being satisfied in all respects at its sole and absolute discretion with the outcome of the discussions with the Major Customers.

(b) Disclosure Letter: The receipt by the Purchaser on or before 5:00pm on 27 March 1998 of the Disclosure Letter and the Disclosure Letter being acceptable in all respects to the Purchaser at its sole and absolute discretion by the date set down in clause 5.3.

(c) FIRB: The Treasurer of the Commonwealth of Australia consenting, under the Foreign Acquisitions and Takeovers Act 1975, to the proposed acquisition by the Purchaser of the Shares and the Treasurer is to be taken to have so consented:

     (i) if the Purchaser receives written advice from the Treasurer or on his behalf, without any term or condition that the Purchaser considers unacceptable, to the effect that the acquisition of the Shares is not objected to under the Foreign Acquisitions and Takeovers Act 1975; or

     (ii) if ten days have elapsed from the day the Treasurer ceased to be empowered to make any order under Part II of the Foreign Acquisitions and Takeovers Act 1975 in relation to the proposed acquisition because of lapse of time, notice of the proposed acquisition of the Shares having been given to the Treasurer under the Foreign Acquisitions and Takeovers Act 1975;

(d) Leases: The Purchaser being satisfied at its sole and absolute discretion with the lease of the property at 141 Diana Drive and in respect of the term of the leases for the other Properties.

5.2 Assistance: On a timely basis, the Vendor will facilitate the Purchaser meeting with the Major Customers, the preparation of the lease of the property at 141 Diana Drive and the obtaining of the consents required under the leases of the Properties. The Vendor will not take any steps which will materially delay or prejudice the Purchaser meeting with the Major Customers or finalising the lease of the property at 141 Diana Drive, Auckland.

5.3  Non-fulfilment of conditions:  If all of the conditions set out in clause
5.1 have not been fulfilled or in relation to the conditions in clauses 5.1(a), 5.1(b) and 5.1(d) waived by the Purchaser by 5.00 pm on 27 March 1998 this Agreement will terminate and be of no effect and no party will have any claim against any other party arising under or in connection with that termination.

6.  WARRANTIES

6.1 Vendors' representations: The Vendor represents and warrants to the Purchaser in the terms of the Warranties with the intent that the Purchaser should, in entering into this Agreement, rely on the truth of the statements contained in each of the Warranties and acknowledges that each of the Warranties is material to the Purchaser entering into this Agreement.

6.2 Separate Warranties: Each of the Warranties is given as a separate Warranty in respect of each member of the Group and in addition, if the context requires, is given in respect of each member of the Group jointly and severally and the expression the "Company" is to be construed accordingly for the purpose of so extending the Warranties.

6.3 Warranties repeated: Each of the Warranties will be deemed to have been repeated and re-affirmed by the Vendor on Settlement, as if it had been made on and effective as at that time.

6.4 Warranty Claims: All Warranty Claims made by the Purchaser shall be in writing and delivered to the Vendors' Solicitors and all claims so made shall be deemed to have been made against all Vendors.

6.5 Warranty Claim thresholds: Subject to clause 6.6, no Warranty Claim may be made by the Purchaser unless:

(a) the resultant loss is in excess of NZ$10,000, or being less than NZ$10,000, is one of a series of connected Warranty Claims aggregating more than NZ$10,000; and

(b) the total of all Warranty Claims to be made or which have been made exceeds NZ$100,000, in which event all Warranty Claims aggregating in excess of NZ$50,000 may be made.

In addition, the liability of the Vendors for Warranty Claims shall not exceed an amount equal to the Consideration.

6.6 Exceptions: The Warranty Claim thresholds set down in clause 6.5 shall not apply to claims made in respect of the following:

(a) any claim arising out of any of the Warranties 65 to 72 (inclusive) in relation to any payments made by any member of the Group to an Inland Revenue or other tax authority relating to liability arising out of inter-company cross border sales and management fees charged between the Company and Courtenay Polymers;

(b)  any amount claimed in relation to the Borealis Claim set down in Warranty
     75;

(c) any amount payable to Kusol in excess of any insurance recovery under its claim for product failure/recall.

6.7 Period for Warranty Claims: Subject to clause 6.8 the Purchaser may not make any Warranty Claims after the end of the period of 27 months following the Settlement Date except for claims relating to taxation (including Goods and Services Tax) the period of limitation for which shall be seven years following Settlement.

6.8  Exception to Period for Claims:  The limitation periods set down in clause
6.7 shall not apply to any claims made in respect of the following:

(a) any claims arising out of any of the Warranties 65 to 72 (inclusive) in relation to any payments made by any member of the Group to an Inland Revenue authority relating to liability arising out of inter-company cross border sales and management fees charged between the Company and Courtenay Polymers;

(b)  any amount claimed in relation to the Borealis Claim set down in Warranty
     75;

(c) any amount payable to Kusol in excess of any insurance recovery under its claim for product failure/recall.

6.9  Warranties qualified:  Each of the Warranties is given subject to:

     (a)  the matters specifically disclosed in the Disclosure Letter; and

     (b) any matter expressly provided for under this Agreement or done or omitted to be done after the date of this Agreement with the prior, written, express consent of the Purchaser;

but is otherwise subject to no qualification whatever.

6.10 Disclosure Letter exhaustive: No letter, document or other communication is to be deemed to constitute a disclosure, unless it is expressly set out in the Disclosure Letter. None of the Warranties shall be deemed in any way modified or discharged by reason of investigation or inquiry made or to be made by or on behalf of the Purchaser, and no information relating to the Group or to any of its present or former subsidiaries of which the Purchaser has knowledge (actual or constructive) other than by reason of its being disclosed in the Disclosure Letter shall prejudice any claim which the Purchaser shall be entitled to bring or shall operate or reduce any amount recoverable by the Purchaser.

6.11 Warranties qualifications defined: Where a Warranty is given "as far as the Vendor is aware" or "to the best of the Vendors' knowledge", it is deemed to be given to the best of the knowledge, information and belief of the Vendor, after making due and careful enquiries. The knowledge of one Vendor shall be deemed to be the knowledge of all of the Vendors.

6.12 Adjustment: If it is ascertained at any time whether before or after Settlement that any Group company was under a liability at Year End to any person in any sum, or in any other manner whatsoever, not fully provided for in the Annual Accounts then any such liability shall be assessed after taking into account any saving in taxation to the Group company as a result of any such liability. The Vendor acknowledges that any payment by the Vendor to the Purchaser under clauses 6 and 7 shall be treated as a reduction in the Consideration for the Shares.

6.13 Pending Settlement: The Vendor further undertakes with the Purchaser that:

      (a) Disclosure: it will disclose forthwith in writing to the Purchaser any matter or circumstance which may arise or become known to it after the date of this Agreement and prior to Settlement which does or may constitute a breach of, or is inconsistent with, any of the Warranties or which is sufficiently material to the future prospects of the Group as to be likely to affect the judgment of a purchaser for value of the Shares by causing such purchaser either to:

           (i)  reduce  such purchaser's assessment of the value of the Shares;
                or

           (ii) reverse such purchaser's decision to purchase the Shares; and

      (b) No breach of Warranties: pending Settlement it will not do or omit to do or suffer to be done anything whereby any Warranty will or may be untrue, misleading or inaccurate as at Settlement without the prior, written, express consent of the Purchaser.

6.14  Cancellation of the Agreement:  If, pending Settlement:

(a) the Vendor, through any act or omission, breaches any material Warranty or any of its obligations under this Agreement; or

(b) any circumstances arise which have the effect of making any of the Warranties materially incorrect or untrue; or

(c)  any substantial asset of the Company is destroyed or rendered unusable; or

(d) the Purchaser becomes aware of any matter or circumstance which in its reasonable opinion is materially adverse to the interests of the Purchaser;

the Purchaser will (whether or not disclosure has been made under clause 6.13(a)) be entitled at its absolute discretion to give the Vendor notice cancelling this Agreement at any time prior to Settlement. This right of cancellation is separate from and additional to any rights of the Purchaser conferred upon it by law or otherwise under this Agreement.

6.15 Notice of cancellation: Any notice given under clause 6.14 will be effective as against the Vendor if given to the Vendors' Solicitors.

7.  TAX INDEMNITY

7.1 Purchaser indemnified: The Vendor hereby indemnifies the Purchaser and undertakes to keep the Purchaser (for itself and as trustee for any subsequent owners of the Shares or any of them from time to time) and the New Group at all times fully and effectively indemnified from and against any taxation or taxation claim, whether arising alone or in conjunction with another event, and whenever arising, whether made against the Purchaser or the New Group or any other person, in respect of the New Group, which:

(a) wholly or partly results or arises from or relates to any actual or deemed income, profits or gains earned, received or arising on or before the Settlement Date; or

(b) which is either wholly or partly attributable to any event including any act or omission occurring on or before the Settlement Date,

to the extent that provision or reserve is not specifically made for that liability in the Management Accounts and the Annual Accounts.

7.2  Gross-up:  If:

(a) the Vendor is required by law to make any deduction or withholding from any sum payable by it to the Purchaser or any member of the New Group under the Tax Indemnity or otherwise under the Warranties; or

(b) the Purchaser or any person on its behalf is required by law to make any payment on account of taxation (other than taxation on the Purchaser's overall net income from the Settlement Date) or any other matter on or in relation to any amount received or receivable by the Purchaser or that person under this Agreement, then the sum so payable by the Vendor will be increased to the extent necessary to ensure that after the making of such deduction, withholding or payment the Purchaser or that person receives and retains (free of any liability in respect of any such deduction, withholding or payment) a net sum equal to the sum that the Purchaser or that person would have received and so retained had no such deduction, withholding or payment been made.

7.3 Loss of relief: If the Purchaser or the New Group is deprived of relief, loss, allowance, credit, deduction, set-off or refund in computing income, profits or gains for the purposes of taxation, in circumstances under which clause 7.1 applies, but which do not result in any immediate liability on the part of the Vendor to make payment under the Tax Indemnity, the amount payable by the Vendor under clause 7.1 will, at the election of the Purchaser be:

(a) an amount equal to the taxation claim arising as a result of that loss of relief, which amount will be payable when such taxation claim becomes payable by the Purchaser or the New Group (as the case may be); or

(b) an amount equal to the net present value of the loss of relief arising from the taxation claim, calculated on the basis of the following assumptions:

     (i) the relevant rate of taxation will be that applying at the date of the loss of relief, unless a new rate of taxation has been enacted or announced, in which case that new rate will apply;

     (ii) the discount rate will be 8% per annum;

     (iii) the taxation claim will be deemed to have arisen on the last day of each relevant period in which the taxation claim is predicted by the Purchaser to arise.

7.4 Dispute of taxation claim: If the New Group receives a taxation claim which may give rise to a claim by the Purchaser against the Vendor under clause
7.1 the Purchaser will procure that the New Group will forthwith give notice of that taxation claim to the Vendor. If so requested by the Vendor in writing and, subject to receipt by the New Group from the Vendor of the full amount of the taxation claim, the Purchaser will ensure that the New Group:

(a) does not make any payment (except to the extent required by law) or admission of liability in respect of the taxation claim or take any other steps which may in any way prejudice any objection to it or defence to that claim without the Vendors' written consent; and

(b)  will, permit the Vendor in the name of the Company:

     (i) to object to the taxation claim or issue a notice of response or notice of proposed adjustment, as is appropriate;

     (ii) refer the matter to a lawyer or accountant ("Counsel") experienced in taxation matters for an opinion on the likelihood of an objection or dispute being successful if the Vendor requires an assessment to be challenged in the Taxation Review Authority or Court in New Zealand or such other country as may be appropriate;

     (iii) at the Vendors' option, not be obliged to take any further action if the opinion of Counsel is that there is no reasonable prospect of the objection or dispute being successful;

     (iv) prepare and file a request that a case be stated to a Court or prepare and file a challenge to the assessment in Court if the opinion of Counsel is that there is a reasonable prospect of the objection or challenge being successful;

     (v) if the objection or challenge or an appeal is decided against the New Group, notify the Purchaser of the decision forthwith after receipt by the Vendor or New Group of the written decision and, subject to a recommendation by the Counsel, appeal the decision to any relevant appellate body (as the case may be);

     (vi) to instruct Counsel to act and advise in the conduct of all such Court proceedings and any related correspondence and negotiations;

(c) if the objection, challenge or appeal (in respect of which the New Group has previously been indemnified by the Vendor under clause 7.1) is ultimately successful in whole or in part and the New Group receives any tax credit or refund, the New Group will promptly pay to the Vendor (to the extent that it does not exceed the amount paid by the Vendor under the Tax Indemnity or for breach of warranty) an amount equal to the amount of that tax, credit or refund together with any interest (net of tax) which the New Group has received from any revenue authority or such tax credit or refund.

7.5 Expenses: All reasonable costs and expenses properly incurred by the New Group in connection with any consultations, objection or appeal on a taxation claim will be paid by the Vendor. The Vendor will pay to the New Group all such costs and expenses on demand by the New Group. The Vendor shall be liable for all of its own costs and expenses in relation to all matters set down in clause 7 including legal costs and expenses in connection with any consultations, objection or appeal on a taxation claim.

7.6 Consultation: The Vendor will at all times act in consultation with the Purchaser and its professional advisers in relation to the conduct and progress of all such Court proceedings and any related correspondence and negotiations, keep the Purchaser and its professional advisers fully informed on this progress and, on request, provide the Purchaser and its professional advisers with copies of all relevant documents. The Vendor, following such consultation shall take into account all reasonable concerns and issues raised by the Purchaser in the action that is taken by the Vendor following such consultation.

7.7 Payment: Any amounts payable by the Vendor under a Taxation Indemnity will be payable when the New Group has a liability to pay the Inland Revenue Department or Customs Department (or any overseas body with similar functions or purposes).

7.8 Other rights: The rights of the Purchaser, whether on its own behalf or on behalf of the New Group or any of them to claim under the Tax Indemnity are additional to and will not be affected by any right of indemnity or contribution other than under this Agreement in respect of taxation or any taxation claims.

8.  ACCESS PENDING SETTLEMENT

8.1 Access to premises: Pending Settlement the Vendor will procure that the Purchaser and any persons authorised by the Purchaser have access to the premises of the Group to inspect their inventories, stores, plant, machinery, books of account, records, registers and documents at any time during normal business hours. Without limiting the generality of the foregoing, the Purchaser shall have full access to the books of account of the Group and to the calculation of any proposed dividend to be declared prior to the declaration of the dividend.

8.2 Announcements to employees: At any time pending Settlement, the Vendor will, if so requested by the Purchaser (but not otherwise), make or procure to be made by the directors of the Group announcements to any or all of their respective employees and to their respective customers, suppliers or other persons with whom it does business and to the public generally in such form as may be mutually agreed by the Vendor and the Purchaser.

8.3 Full co-operation: The Vendor will pending Settlement cause the officers, employees, auditors and lawyers of the Group to co-operate fully with and make complete disclosure to the Purchaser of all material facts relating to the Group's businesses, assets and goodwill.

9.  OPERATION OF THE BUSINESS

9.1 Vendor undertakings: Subject to clauses 9.3 and 9.4, the Vendor undertakes that from and after the date of this Agreement and until the Settlement Date to procure that the Company and the Subsidiaries:

(a) Operate the business: operate and conduct their respective businesses and assets and maintain goodwill in the ordinary course of business and in accordance with good business practice;

(b) Maintain Inventories: maintain their respective inventories and stores at such levels as are reasonable and sufficient for the ordinary conduct of their respective businesses and do not, without the prior written consent of the Purchaser, engage in levels of trading of their respective inventories with persons related to the Vendor which are materially different from the ordinary levels of such trading;

(c) Trade Inventories: trade their respective inventories as a whole and the separate types of goods which collectively comprise the inventories ("Types of Stock"), and the different grades within each Type of Stock, to ensure that on the Settlement Date the range and mix of the Types of Stock and grades within each Type of Stock will be reasonably normal to enable the Purchaser, in the prevailing market conditions, to continue dealing with and trading the inventories in the ordinary way;

(d) Maintain assets: maintain their respective assets in as good a state of operating condition and repair as they are on the date of this Agreement, except for ordinary depreciation and wear and tear;

(e)  No revaluation:  do not revalue any of their respective assets;

(f) No encumbrances: do not dispose of, lease or otherwise encumber or permit any encumbrance to arise over (whether by operation of law or otherwise) any of their respective businesses, assets, or goodwill, without the prior written consent of the Purchaser;

(g) Preserve names: use their best efforts to preserve intact their respective good names and reputations, and their customer relationships;

(h) Maintain insurances: keep in force all policies of insurance covering their respective businesses and assets and, if the Purchaser so requests in writing, effect such additional insurance as may be reasonably required by the Purchaser at the Purchaser's cost;

(i) Accept orders: accept orders for the supply of goods and services by their respective businesses in the ordinary course of business upon their usual terms and conditions;

(j) No abnormal contracts: do not enter into any contract for the purchase of equipment and supplies for their respective businesses other than to meet ordinary requirements and then in relation to equipment not to exceed NZ$20,000 and in relation to supplies not to exceed NZ$200,000, without the prior written approval of the Purchaser; and

(k) Notify Purchaser: promptly notify the Purchaser (other than in respect of ordinary debt collection) of any lawsuits, claims, proceedings, investigations or adverse events which may occur, be threatened, brought, asserted or commenced against them or any of them, their officers or directors, involving in any way any of their respective businesses, assets or goodwill.

9.2 Special Employees: Set down in Clause 9.2 is the procedure for dealing with the Special Employees:

(a) Mr X: John Robert Courtenay is to deal with Mr X's retirement. However if Mr X has not retired within 360 days after the Settlement Date then the Purchaser shall take over responsibility for dealing with Mr X's retirement. John Robert Courtenay as Vendor, shall pay to and indemnify the Purchaser or the Company in respect of all costs and expenses relating to the retirement of Mr X including those costs and expenses set down in clause 9.2(d).

(b) Mr W: John Robert Courtenay is to deal with the change in Mr W's status from employee to consultant. John Robert Courtenay is authorised to commit the Company to pay to Mr W the amount to be agreed to between the Vendor and Purchaser. If this change has not been implemented on terms acceptable to the Purchaser within 30 days of Settlement or by such later date agreed to by the Vendor and Purchaser, then the Purchaser, through the Company shall take over responsibility for negotiating with Mr W. The Vendor shall indemnify the Purchaser and the Company in respect of one half of payments to Mr W including those costs and expenses set down in clause 9.2(d).

(c) Purchaser Consultation: in relation to dealing with the Special Employees the Vendor shall consult with the Purchaser including, obtaining the Purchaser's prior approval before giving any notice to terminate their employment, offering any consultancy arrangements or making any settlement offer.

(d) Indemnity: the Vendor shall indemnify the Purchaser and the Company for and in respect of:

     (i)  one half in respect of Mr W; and

     (ii)  all in respect of Mr X,

     of all costs, claims, demands, expense and liabilities including, without limitation any claim for redundancy payment, damages for breach of contract, compensation for unfair dismissal or compensation, damages or other amount payable arising in contract or in tort and against any and all legal expenses reasonably incurred by the Company in settling, contesting or dealing with any such claim arising in relation to the termination of employment of the Special Employees together with any amount payable under any consultancy agreements entered into with the Company. The Vendor shall reimburse to the Purchaser or the Company upon demand the amount arising under the indemnity set down in this clause 9.2(d).

9.3 Distributions: The Vendor may prior to the date for satisfying the conditions in clause 5 procure dividends to be declared on the Shares in accordance with the provisions of the Company's Constitution and the Act. Any dividends shall be credited to the Vendors' Current Accounts with a view to having the Combined Net Assets and the Current Accounts at the Settlement Date at NZ$12.5 million less the Frankston Adjustment, so long as any accounts produced after the payments would record that the accounts had been prepared in accordance with prescribed accounting standards and generally accepted accounting principles consistently applied and consistent with the basis upon which all accounts of the Company have been prepared in respect of the immediately proceeding 36 months. The payment of money from the Vendors' Current Accounts may be funded from the Company's existing credit facility with the National Bank of New Zealand Limited.

9.4 Frankston Apartment: The parties acknowledge that prior to or on the Settlement Date Courtenay Polymers will sell to John Robert Courtenay and John Robert Courtenay will purchase the Frankston Apartment for its net book value being approximately A$147,000.

9.5 Borealis: Immediately after Settlement, the Vendor and Purchaser working together shall take all reasonable action to identify the amount owed by the Company to Borealis. After Settlement, the Purchaser, on behalf of the Company, will assume responsibility for all communications with Borealis in relation to the Borealis Claim. Where appropriate, the Purchaser shall obtain assistance from John Robert Courtenay. In relation to the settlement of the Borealis
Claim:

(a) if the claim is settled for less than US$95,000 then the difference between US$95,000 and the amount for which the claim is settled shall be set off against any liability of the Vendor's under this Agreement including any liability under clause 11; or

(b) if the claim is settled for more than US$95,000 then the Vendor shall be liable to the Purchaser for one half of the amount of any liability arising under Warranty 75.

9.6 Directors and Employees Agreements: In addition to the Vendor's obligation to have the executed Directors and Employees Agreement between the Company and Dario Masutti delivered on Settlement in accordance with clause 4.3(k), the Vendor will use reasonable endeavours to have the Directors and Employees Agreements for the other directors and employees executed and also provided on Settlement in accordance with clause 4.3(k).

10.  RESTRICTIONS

10.1 Separate covenants: Subject to clause 10.5, as further consideration for the Purchaser agreeing to purchase the Shares the Vendor hereby undertakes with the Purchaser and, as separate covenants, with each company of the Group, that it will not, except with the written consent of the Purchaser:

(a) Same business: at any time within a period of 5 years from the Settlement Date, either on its own account or jointly, directly or indirectly carry on or be engaged or concerned or interested or in any way assist in New Zealand or Australia in the processing, manufacture, distribution or sale of any goods or the supply of any services competing with any goods which have been processed, manufactured, distributed or sold or services supplied in the ordinary course of the business of the Group in New Zealand or Australia at any time during the 24 months preceding the Settlement Date; or

(b) Solicit orders: at any time within a period of 5 years from the Settlement Date, either on its own account or jointly or as agent of any person, directly or indirectly canvass or solicit or accept orders for any goods or services competing with any goods or services which have been processed, manufactured, distributed, sold or supplied in the ordinary course of business in New Zealand or Australia by the Group at any time during the 24 months preceding the Settlement Date from any person with which the Group has done business during the 24 months preceding the Settlement Date or induce or endeavour to induce any such person to cease being a customer of the Group after the Settlement Date; or

(c) Solicit employees: at any time within a period of 5 years from the Settlement Date either on its own account or jointly or as agent for any person or under any other circumstance directly or indirectly solicit or entice any of the employees of the Group to terminate their employment with the Group; or

(d) Confidential information: at any time after the Settlement Date itself make use of or disclose to any person any information of a secret or confidential nature relating to the business of any member of the Group (including information about the member's customers).

10.2 Undertakings severable: Each undertaking contained in clause 10.1 is to be read and construed independently of the other undertakings contained in that clause so that, if one or more should be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever, the remaining undertakings will remain valid to the extent that they are not held to be so invalid.

10.3 Partial invalidity: The illegality, invalidity or unenforceability of a provision of this Agreement under any law will not affect the legality, validity or enforceability of that provision under another law or the legality, validity or enforceability of another provision.

10.4 Deemed modifications: The undertakings in clause 10.1 are considered by the parties to be reasonable in all the circumstances. However, if any undertaking should be held invalid as an unreasonable restraint of trade or for any other reason whatever, but would have been held valid if part of its wording had been deleted or duration reduced, or the range of activities or area dealt with reduced in scope, that undertaking will be deemed to apply with the appropriate modifications necessary to make it valid and effective.

10.5 Exclusion: Clause 10.1(a) to (c) and clause 13 shall not apply to Robert Narev.

10.6 Company and Trading Name: The Vendors covenant that the Company and Courtenay Polymers have and will continue to have the right to use the name "Courtenay" and that John Robert Courtenay will not use the name as a company or trading name in any business similar to the business undertaken by the Company.

11.  RECOVERY OF DEBTS AND INDEMNITY

11.1 Recovery of Debts: Subject to clause 11.2, should any one or more of the debtors of the Group at the Settlement Date fail to discharge its liability to the Group in full within 90 days from due date (being 20th of the month following invoice) of each outstanding account then, provided the Group shall then have taken reasonable steps to recover any such debts in accordance with the present debt collecting practice of the Group the Vendor will forthwith upon demand by the Purchaser pay to the relevant Group company the amount of all debts due and unpaid by such debtor and on payment of such amounts the Purchaser shall procure the Group to assign to the Vendor or its nominee at the expense of the Vendor, the debt unpaid by such debtors.

11.2 Debtors: Schemes of Repayment: Clause 11.1 shall not apply to any amount owed to the Company or Courtenay Polymers pursuant to a Debtors: Scheme of Repayment. In relation to each Debtors: Scheme of Repayment, should any one or more of the debts fail to be discharged in accordance with the terms set down in the Debtors: Scheme of Repayment then the Company or Courtenay Polymers, as the case may be, shall take reasonable steps to recover such debt in accordance with its current debt collecting practice. If that debt is not recovered within 30 days of default occurring then the Vendor will forthwith upon demand by the Purchaser pay to the relevant Group company the amount of the debt due and unpaid that forms part of the Debtors: Scheme of Repayment and on payment of such amounts the Purchaser shall procure the Group to assign to the Vendor or its nominee at the expense of the Vendor the unpaid debt together with any related security.

11.3 Indemnity: The Vendor will indemnify and keep indemnified the Purchaser against any loss, damage, cost or expense (including legal or other costs associated with the enforcement or realisation of this indemnity) suffered or incurred by the Purchaser arising directly or indirectly from any breach of or inaccuracy in any of the disclosures, representations, warranties, covenants, obligations ("Stipulations") pursuant to any provision of this Agreement, such loss, damage, cost and expense including (but without limiting the generality of the foregoing):

(a) any cost and expenses incurred in correcting or restoring the subject matter of any Stipulation to the warranted or covenanted state or condition;

(b) any difference in value between, on the one hand, the actual value of the subject matter of any Stipulation on the Settlement Date and on the other hand, the value it would have had if the relevant Stipulation were true and accurate.

12.  GUARANTEE

12.1 Unconditional guarantee: In consideration of the Vendor agreeing to sell the Shares, the Guarantor unconditionally and irrevocably guarantees by way of continuing obligation to the Vendor as primary obligor, and not merely as surety, the due performance by the Purchaser of all of its obligations under this Agreement.

12.2 No discharge: The obligations of the Guarantor under this clause 12.1 will not be discharged, released or otherwise affected by any delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence granted by the Vendor to the Purchaser or any other person or by the Vendor exercising or refraining from exercising any rights against the Purchaser.

13.  CONFIDENTIALITY AND CONFLICT OF INTEREST

13.1  Acknowledgment:  Subject to clause 10.5 the Vendors acknowledge that:

(a) in the course of employment the Vendors have had and will have access to Confidential Information through involvement with the Group; and

(b)  the Confidential Information is the property of the Group; and

(c) the Confidential Information could be utilised by Competitors to the detriment of the Group.

13.2 Undertaking: The Vendors undertake and warrant that, both while engaged by the Company and at all times thereafter they will:

(a)  not disclose the Confidential Information to any other person;

(b) be responsible for maintaining the secrecy and confidentiality of the Confidential Information;

(c) not use the Confidential Information or any part of it for their own purpose or for the purposes of any other person;

(d) not disclose to any person that the Confidential Information has been disclosed to them or that they are performing any work for or on behalf of the Group;

(e) not accept instructions from or perform services for a Competitor at any time while they are engaged by the Company except with the prior written consent of the Company;

(f) not to do any act which would give rise to a conflict of interest and will immediately notify the Company should any conflict of interest arise;

(g) upon request from the Company or on termination of employment or engagement with the Company, surrender and return promptly to the Company any and all materials comprising the Confidential Information.

13.3 Exclusion: The Vendors shall be discharged from the obligations of confidentiality imposed under this Agreement in respect of any part of the Confidential Information if they are able to establish to the reasonable satisfaction of the Company that:

(a) such part of the Confidential Information was at the date of execution of this Agreement published and in the public domain; or

(b) such part of the Confidential Information has entered the public domain through no action or fault on their part.

13.4 Discharge: The Vendors may be discharged from the obligations of confidentiality imposed under this Agreement in respect of any part of the Confidential Information only by agreement in writing duly executed by the Company.

13.5 Ownership: The Vendors undertake that all work carried out by them directly or indirectly during the term of their employment by or engagement with the Company is carried out in the capacity of an employee, and ownership in all results of such work including (without limitation) all innovations, inventions, copyright, processes or procedures shall vest in the Company. The Vendors shall execute all such documents as may be required by the Company to confirm the Company's ownership.

13.6 Termination: On ceasing to be employed by or a director of the Company, The Vendors will return any Confidential Information and Group property then in their possession or under their control, including but not limited to drawings, blue-prints, tapes and disks, print-outs or any other reproductions, notebooks, documents and reports or any items which relate to the business of the Group, its clients or suppliers.

13.7 Enforcement: Each of the Vendors acknowledge the value of the Confidential Information to the Group and the potential consequences of any breach by them of this clause 13 to be such that any breach by him should entitle the Company (in addition to any other remedy the Company might have at law) to the award of immediate injunctive relief and award of damages.

14.  EXPENSES

Whether or not any of the transactions contemplated by this Agreement are consummated, each of the parties will (unless otherwise specified in this Agreement) bear its own legal and accountancy costs and other expenses of and incidental to the execution and Settlement of this Agreement. The parties acknowledge that no finders fee or similar fee or commission is due to any person as a result of the transactions contemplated by this Agreement.

15.  DELAY

No delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence by one party in respect of any breach of any other party's obligations under this Agreement is to:

(a) operate as a waiver of or prevent the subsequent enforcement of that obligation; or

(b) be deemed a delay, grant of time, release, compromise, forbearance (whether partial or otherwise) or other indulgence in respect of, or a waiver of, any subsequent or other breach.

16.  FURTHER ASSURANCES

16.1 Further Assurances: Each party to this Agreement shall sign, execute and do all deeds, schedules, acts, documents and things as may reasonably be required by any other party effectively to carry out and give effect to the terms and intentions of this Agreement whether before or after Settlement.

16.2 Post Settlement: Each provision of this Agreement will, notwithstanding Settlement, and to the extent that it is not performed at Settlement, continue in full force and effect.

17.  ANNOUNCEMENTS AND CIRCULARS

17.1 Announcements: No announcement (other than by the Purchaser if and to the extent required by law or by any stock exchange or other market on which the securities issued by the Purchaser trade) shall be made by any party either before or after Settlement in relation to any of the transactions provided for in this Agreement without the prior consent of the other parties, which consent shall not be unreasonably withheld.

17.2 Information: The Vendor will provide all information known to it or which on reasonable enquiry ought to be known and relating to the Group as may reasonably be required by the Purchaser for the purpose of complying with the requirements of law or of the stock exchange or other market on which the securities issued by the Purchaser trade.

18.  ENTIRE AGREEMENT

This Agreement:

(a) constitutes the entire understanding and agreement of the parties relating to the sale and purchase of the Shares and assignment of the Vendors' Current Accounts; and

(b) supersedes and extinguishes all prior agreements and understandings between the parties relating to that sale and purchase and assignment.

19.  AMENDMENTS

No amendment to this Agreement will be effective unless it is in writing and signed by all the parties.

20.  NOTICES

20.1 Form of notice: Each notice or other communication under this Agreement is to be in writing, is to be made by telex, facsimile, personal delivery or by post to the addressee at the telex number, facsimile number or address, and is to be marked for the attention of the person or office holder (if any), from time to time designated for the purpose by the addressee to the other parties. The initial telex number, facsimile number, address and relevant person or office holder of each Vendor is set out in Schedule 1 and, in the case of the Purchaser and the Guarantor, under its name at the end of this Agreement.

20.2 Notice effective: No communication is to be effective until received. A communication will, however, be deemed to be received by the addressee:

(a) in the case of a telex or facsimile provided that the sender obtains written confirmation of the actual transmission of such communication, on the Business Day on which it is despatched or, if despatched after 5 p.m. (in the place of receipt) on a Business Day or, if despatched on a non-Business Day, on the next Business Day after the date of despatch;

(b)  in the case of personal delivery, when delivered; and

(c) in the case of a letter, on the fifth Business Day after posting by airmail with the appropriate address and sufficient post prepaid.

21.  ASSIGNMENT

21.1 Successors: This Agreement will be binding on and enure for the benefit of the parties and their respective successors and, in the case of the Purchaser, its assignees or transferees and, in the case of the Vendor its permitted assignees or transferees.

21.2 Purchaser may assign: The Purchaser may assign or transfer all or part of its rights or obligations under this Agreement without the consent of the other parties. Each assignee or transferee of the Purchaser will have the same rights against the other parties under this Agreement as if named in this Agreement as Purchaser. Notwithstanding any assignment of all or part of this Agreement, the Purchaser and the Guarantor shall be and remain liable for any of their outstanding obligations.

21.3 Vendors may not assign: The Vendors may not assign or transfer all or any part of their rights or obligations under this Agreement without the written consent of the Purchaser.

22.  TRUSTEE'S LIABILITY

Robert Narev has executed this Agreement solely in his capacity as trustee of The John Courtenay Family Trust and the John Courtenay No.3 Trust (each the "Trust") and provided no breach of trust has occurred, all the liabilities and obligations of Robert Narev as Vendor contained or implied in this Agreement shall be construed not as unlimited personal liability, but only as liability to perform and observe the provisions of this Agreement out of the property and funds held by the Trust or the property and funds, but for any default or breach of trust, would be in the Trust.

23.  COUNTERPARTS

23.1 Two or more counterparts: This Agreement may be executed in two or more counterparts each of which will be deemed an original, but all of which together will constitute one and the same instrument.

23.2 Any counterpart may be signed: A party may enter into this Agreement by signing any counterpart.

23.3 Execution: The transmission by facsimile by one of the parties of this document and receipt by facsimile by the other which indicates due execution by the transmitting party shall constitute delivery duly executed by the transmitting party and the transmitting party shall immediately be bound. The transmitting party shall immediately send the original to the other party.

24.  GOVERNING LAW

24.1 New Zealand law: This Agreement is to be governed by and construed in accordance with the laws of New Zealand.

24.2 Submission to jurisdiction: Each of the parties irrevocably and unconditionally agrees that the Courts of New Zealand have jurisdiction to hear and determine each suit, action or proceeding ("Proceedings"), and to settle disputes, which may arise out of or in connection with this Agreement and for those purposes irrevocably submits to the jurisdiction of the New Zealand courts.

24.3 Non-exclusive jurisdiction: This submission to jurisdiction does not (and is not to be construed to) limit the rights of a party to take Proceedings against any of the other parties in another court of competent jurisdiction, nor is the taking of Proceedings in one or more jurisdictions to preclude the taking of Proceedings in another jurisdiction, whether concurrently or not.

24.4 Service of proceedings: The Purchaser and Guarantor hereby appoint Bell Gully Buddle Weir at Auckland, New Zealand to accept service or proceedings in New Zealand on their behalf. All correspondence shall be to the attention of David G Boswell.


EXECUTED AS AN AGREEMENT.


ICO TECHNOLOGY, INC.
as Purchaser by:


/s/ Robin E. Pacholder
--------------------------------------------
Senior Vice President and General Counsel


Address:  11490 Westheimer
          Suite 1000
          Houston, Texas 77077
          USA
Facsimile No.:  001 281 721 4251

Attention:  Legal Department

SIGNED by ICO, INC.   )
as Guarantor          )               /s/ Robin E. Pacholder
in the presence of:   )        Senior Vice President and General Counsel


/s/ Theo Verhoeff    Signature of Witness


President, ICO Europe    Occupation


Rotterdam, The Netherlands    Address


Address:  11490 Westheimer
          Suite 1000
          Houston, Texas 77077
          USA
Facsimile No.:  001 281 721 4251

Attention:  Legal Department



SIGNED by JOHN ROBERT    )
COURTENAY as Vendor      )               /s/ John Robert Courtenay
in the presence of:      )


/s/ Stephanie Harris    Signature of Witness


Solicitor               Occupation


Auckland, New Zealand   Address



SIGNED by DARIO EDUARDO   )
MASUTTI as Vendor         )               /s/ Dario Eduardo Masutti
in the presence of:       )


/s/ Claire Williams    Signature of Witness


Solicitor              Occupation


Auckland, New Zealand  Address

SIGNED by ROBERT NAREV              )
(as Trustee of the John Courtenay   )    /s/ John Narev
Family Trust) as Vendor in the      )
presence of:                        )


/s/ Stephanie Harris                Signature of Witness


Solicitor                           Occupation


Auckland, New Zealand               Address



SIGNED by JOHN ROBERT               )
COURTENAY (as Trustee of the John   )    /s/ John Robert Courtenay
Courtenay Family Trust) as Vendor   )
in the presence of:                 )


/s/ Stephanie Harris                Signature of Witness


Solicitor                           Occupation


Auckland, New Zealand               Address



SIGNED by ROBERT NAREV              )
(as Trustee of the J.R. Courtenay   )    /s/ Robert Narev
No.3 Trust) as Vendor in the        )
presence of:                        )


/s/ Stephanie Harris                Signature of Witness


Solicitor                           Occupation


Auckland, New Zealand               Address

SIGNED by JOHN ROBERT               )
COURTENAY (as Trustee of the J.R.   )    /s/ John Robert Courtenay
Courtenay No.3 Trust) as Vendor     )
in the presence of:                 )


/s/ Stephanie Harris                Signature of Witness


Solicitor                           Occupation


Auckland, New Zealand               Address